AMENDMENT TO THE GEHL SAVINGS PLAN
December 15, 2006

The Savings Plan is amended in the following respects effective January 1, 2006 except as otherwise indicated:

1. The first sentence of Section 1.01(g) is amended to read as follows:

“Compensation”means the earnings paid to a Participant for services as an Employee on or after his entry date in Section 2.01(a), equal to the sum of the amount reportable in Box 1 of Form W-2, plus any Deposits hereunder and salary reduction pursuant to Code Section 125, 132(f) or 401(k), less any bonuses, profit sharing payments, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, and welfare benefits.

2. The first sentence of Section 3.08(d) is amended to read as follows:

If the average deferral percentage of Highly Compensated Participants for any Plan Year exceeds the applicable deferral percentage limitation for such year, each affected Highly Compensated Participant shall receive a distribution of the amount of their excess Deposits, together with income on such Deposits for the Plan Year in which the contributions were made and any gap period income pursuant to applicable regulations.

3. The parenthetical phrase in Section 3.08(e) “(but not including any gap period income)” is amended to read “(including any gap period income)".

4. The first sentence of Section 3.09(d) is amended to read as follows:

If the average contribution percentage of Highly Compensated Participants for any Plan Year exceeds the applicable contribution percentage limitation for such year, each affected Highly Compensated Participant shall receive a distribution of the amount of their excess matching contributions, together with income on such contributions for the Plan Year in which the contributions were made and any gap period income pursuant to applicable regulations.

5. The last sentence of Section 6.01(b) is amended to read as follows:

A Participant whose entire vested interest in his account has been distributed shall be deemed cashed out of the Plan.

6. Effective January 1, 2007, the second sentence of Section 6.06(a) is amended to read as follows:

For purposes of this Section, the term substantial hardship shall mean:

(i)	expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) without regard to whether the expenses exceed 7½% of adjusted gross income;

(ii)	costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(iii)	payment of tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for the Participant or the Participant’s spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B));

(iv)	payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(v)	payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B)); or

(vi)	expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (without regard to whether the loss exceeds 10% of adjusted gross income).

7. Effective January 1, 2007, the third paragraph of Section 6.06(a) is amended to read as follows:

Any Participant who makes a withdrawal under this Section shall have his Deposits and any other elective contributions or employee contributions under this Plan or any other plan maintained by the Company (both qualified and nonqualified) automatically suspended for a period of six (6) months following such withdrawal.

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